EXHIBIT INDEX



Exhibit                                              Document
  99 Press Release of Foremost Corporation of America dated January 31, 1996

                               Exhibit 99

FOR: IMMEDIATE RELEASE                         CONTACT:  F. Robert Woudstra
     January 31, 1996                                    (616) 956-8218

                     FOREMOST CORPORATION OF AMERICA ANNOUNCES
                        LETTER  OF INTENT REGARDING SALE OF
                          FOREMOST LIFE INSURANCE COMPANY

GRAND RAPIDS, MICHIGAN - Foremost Corporation of America (NASDAQ-FCOA) ("Foremost") today announced that it has signed a letter of intent providing for the sale of its subsidiary Foremost Life Insurance Company ("Foremost Life") to Woodmen Accident and Life Company, based in Lincoln, Nebraska ("Woodmen").

The sale is subject to certain conditions, including the negotiation and execution of a definitive purchase agreement, completion of Woodmen's due diligence review, and the receipt of regulatory approvals and authorizations. The parties stated that although they are hopeful that a definitive formal agreement setting forth their understanding can be reached next month and that the sale would be consummated at the end of March, it is not possible at this stage to determine when the closing of the sale would occur.

Foremost Chief Financial Officer F. Robert Woudstra stated that it is anticipated that the sale price, which is subject to adjustment, would yield approximately $17 million in cash available to Foremost after taxes and that Foremost would incur an after tax loss on the sale of approximately $1.3 million.

Mr. Woudstra indicated that Foremost expects to use a significant portion of the proceeds from the sale to further implement Foremost's previously announced stock repurchase program. In February 1994, the Foremost Board of Directors approved a stock buy program of up to one million shares of the Company's outstanding Common Stock, of which 699,607 shares were purchased as of December 31, 1995 at an average price of $36.72 a share. Later this quarter, Foremost's Board is expected to consider extending the share repurchase program and authorizing additional shares for repurchase. Mr. Woudstra stated that he does not expect the divestiture to dilute earnings per share.

Foremost is the parent corporation for a group of companies principally engaged in providing property and casualty insurance for manufactured homes and recreational vehicles. The Foremost Life business represents approximately 5% of the parent company's annual premiums. The sale of Foremost Life would enable Foremost to concentrate on its core business.

A Woodmen representative said the Foremost Life business was a good fit with their core operations and strategic plan. While the name of the acquired company would be changed, Woodmen plans to expand the Foremost Life business and to maintain Foremost Life's current customer and service relationships.

Now in its 106th year, Woodmen describes itself as a financially conservative company with distribution primarily throughout the midwest and west. Woodmen offers a variety of products and services, including individual and group life and health insurance, annuities, and qualified plan services for the individual, family and business markets. Woodmen holds an A rating from A.M. Best, a national insurance rating organization.